Amendment to the
Employee Restricted Stock Unit Agreement
THIS AMENDMENT to the Employee Restricted Stock Unit Agreement, dated as of December 23, 2016 (the “Effective Date”), by and between Univar Inc., a Delaware corporation (the “Company”), and Stephen D. Newlin (the “Employee”).
WHEREAS, the Company and the Employee are parties to an Employee Restricted Stock Unit Agreement, dated as of May 3, 2016 (the “RSU Agreement”), which evidences the grant to the Employee under the Univar Inc. 2015 Omnibus Equity Incentive Plan (the “Plan”) of 375,000 Restricted Stock Units on May 31, 2016 (the “Grant Date”), allocated into three distinct tranches: “RSU Tranche 1”, “RSU Tranche 2”, and “RSU Tranche 3,” which each vest as provided in Section 2(a) of the RSU Agreement;
WHEREAS, in order to reduce the administrative burdens on the Company and the Employee in connection with the withholding of taxes upon the vesting of the Restricted Stock Units, the Compensation Committee of the Board of Directors of the Company, as Administrator of the Plan, desires to amend the terms of the RSU Agreement such that no such Restricted Stock Units will settle prior to the last day of first fiscal quarter of any calendar year; and
WHEREAS, pursuant to Section 6(k) of the RSU Agreement, any amendment to the RSU Agreement must be contained in a written agreement signed by the Company and the Employee.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Employee hereto agree as follows:
1.    Definitions. Capitalized terms that are not defined herein shall have the meanings given to such terms in the RSU Agreement and the Plan, respectively.
2.     Amendment to Terms of the Restricted Stock Units. Section 3(a) of the RSU Agreement is hereby amended and restated in its entirety as follows:
(a)    Timing of Settlement. Subject to Section 6(a), any outstanding Restricted Stock Units that became vested on a Vesting Date shall be settled into an equal number of shares of Company Common Stock on a date selected by the Company that is within 30 days following such Vesting Date (each such date, a “Settlement Date”); provided that if a Vesting Date occurs between January 1 and March 30, the RSUs that become became vested on such Vesting Date shall not settle until March 31 of such calendar year or within 30 days thereafter.
2.    Limited Effect. This Amendment shall be effective on the Effective Date. Except as expressly provided in this Amendment, all of the terms and the provisions of the RSU Agreement remain unchanged and in full force and effect. On and after the Effective Date, each reference in the RSU Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the RSU Agreement as amended by this Amendment.
3.    Miscellaneous. This Amendment shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the Effective Date.
UNIVAR INC.

By:    /s/ Stephen Landsman
    Name: Stephen Landsman
    Title: General Counsel
EMPLOYEE
/s/ Stephen D. Newlin
Stephen D. Newlin